Exhibit 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, Interim CFO

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select

PC MALL REPORTS RECORD FOURTH QUARTER RESULTS

Fourth Quarter Highlights:

•	Consolidated net sales for the quarter were a record $408.0 million, up 38% year-over-year.
o	Commercial net sales for the quarter increased 42% year-over-year.
o	Public sector net sales for the quarter increased 37% year-over-year.
o	Consumer net sales for the quarter increased 21% year-over-year.
•	Gross profit for the quarter was a record $47.9 million, up 41% year-over-year.
•	Operating profit for the quarter was a record $8.7 million, up 131% year-over-year.
•	Operating profit margin for the quarter was 2.1%, up 62% year-over-year.
•	Net income for the quarter was $4.6 million, up 169% year-over-year.
•	Diluted EPS for the quarter was $0.32 per share, up 146% year-over-year.

Torrance, California –February 7, 2008 — PC Mall, Inc. (NASDAQ:MALL - news) today reported record fourth quarter sales, gross profit, and operating profit, resulting in diluted earnings per share of $0.32 in Q4 2007 compared with $0.13 for Q4 2006. Net income for Q4 2007 was $4.6 million, an increase of $2.9 million or 169% from Q4 2006. Results in the prior year include an after-tax charge of approximately $1.0 million related to a lawsuit settlement. Consolidated net sales for Q4 2007 were $408.0 million, an increase of $112.7 million or 38% from consolidated net sales of $295.3 million in Q4 2006.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “Once again, we are very pleased to report another record quarter for PC Mall. Our fourth quarter 2007 net sales of over $408 million represents the largest revenue quarter ever for our Company, and our fourth quarter 2007 earnings per share of $0.32 represents an increase of 146% over the fourth quarter of 2006.”

Khulusi continued, “On the heels of completing our acquisition of SARCOM in September 2007, we worked efficiently and expeditiously to begin the integration of SARCOM with PC Mall, and continued to drive our focus on sales growth and profitability. SARCOM contributed approximately $0.04 per share to our EPS in Q4 2007. As compared to the rest of the business, SARCOM’s business model is more project oriented, which may result in a greater degree of variability in its results on a quarterly basis.”

Q4 2007 consolidated net sales were $408.0 million compared to $295.3 million in Q4 2006, an increase of $112.7 million or 38%. Core business (which excludes OnSale.com) net sales for Q4 2007 were $402.7 million compared with $293.5 million in Q4 2006, an increase of 37%. Commercial net sales grew 42% to $283.9 million in Q4 2007 compared to Q4 2006, primarily due to $59 million of SARCOM’s sales during Q4 2007 and increases in our SMB sales which resulted primarily from increased account executive productivity. SARCOM was acquired on September 17, 2007. Public sector sales increased by 37% to $45.4 million in Q4 2007 compared to Q4 2006, primarily due to several large sales in the fourth quarter of 2007 under new contracts won during the current year. Consumer net sales increased by 21% to $73.4 million in Q4 2007 compared to the same quarter last year primarily due to increased sales of Apple products, driven by increased Apple demand in the marketplace and our aggressive promotional strategy. OnSale.com net sales were $5.3 million in Q4 2007, an increase of 189% from Q4 2006, which we believe resulted primarily from our efficient marketing and advertising efforts and our aggressive pricing strategy to increase OnSale.com’s market share.

Consolidated gross profit in Q4 2007 increased to $47.9 million compared to $33.9 million in Q4 2006 primarily due to the increase in sales discussed above. Consolidated gross profit margin increased to 11.7% in Q4 2007 from 11.5% in Q4 2006. The increase in gross profit margin resulted primarily from higher gross margins achieved by our new SARCOM business, partially offset by a decrease in gross margin for our Core business excluding SARCOM which resulted primarily from an aggressive consumer pricing strategy and promotional offers. Consolidated gross profit margin for Q4 2007 also includes the effect of a year-over-year increase in certain federal government sales at lower gross margins. Other factors which may cause our gross profit margin to vary in future periods include the continuation of key vendor support programs, including price protections, rebates and return policies, our product or customer mix, product acquisition and shipping costs, competition and other factors. We expect that there will be fluctuations in our quarterly operating profit margin, in part as a result of probable fluctuations in sales and the various components of gross margin, and other factors.

Consolidated SG&A expenses as a percent of net sales declined to 9.6% in Q4 2007 compared to 10.2% in Q4 2006. SG&A expenses in the prior year included approximately $1.7 million of expenses related to a lawsuit settlement. Further, SG&A expenses as a percentage of net sales are higher for our new SARCOM business, but were offset by decreases in SG&A as a percentage of sales due to increased account executive productivity and operating leverage in other areas of our business.

Commercial and public sector account executive headcount included in SG&A, excluding SARCOM, at the end of Q4 2007 amounted to 644 employees, up 70 account executives from Q4 2006 and up 75 account executives from Q3 2007. Total account executives, including those focused on commercial, public sector and consumer customers, excluding SARCOM, numbered 738 at the end of Q4 2007, up 72 account executives from Q4 2006, and up 73 account executives from Q3 2007. The increase in account executives was primarily driven by additional hires at the end of the quarter in our Canadian call center supporting our SMB business. Average tenure for a commercial and public sector account executive at the end of Q4 2007 was 36 months, with 10% of the commercial and public sector workforce in training, 31% with less than one year experience and 46% with less than two years experience.

We had cash and cash equivalents of $6.6 million at December 31, 2007 compared to $5.8 million at December 31, 2006. Accounts receivable at December 31, 2007 of $159.4 million increased by $45.2 million from December 31, 2006, primarily due to the acquisition of SARCOM as well as increased receivables from our government customers. Our inventory of $64.5 million at December 31, 2007 represents an increase of $13.2 million from December 31, 2006. Accounts payable increased by $34.9 million from December 31, 2006, primarily due to timing of vendor payables and the addition of payables of SARCOM. Total outstanding borrowings under our line of credit and term note increased by $24.4 million net to $59.1 million at December 31, 2007 from December 31, 2006, primarily due to financing related to the SARCOM acquisition.

* * *

Conference Call

Management will hold a conference call on Thursday, February 7, 2008 at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss the fourth quarter results. To listen to PC Mall management’s discussion of the fourth quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until February 27, 2008 and can be accessed by calling: (888) 286-8010 and inputting pass code 45660305.

About PC Mall

PC Mall, Inc., together with its subsidiaries, is a rapid response supplier of technology solutions for businesses, government and educational institutions as well as consumers. More than 100,000 different products from companies such as Apple, HP, IBM, Lenovo and Microsoft are marketed to customers using relationship-based selling, direct marketing, catalogs and the Internet (www.pcmall.com, www.macmall.com, www.pcmallgov.com, www.gmri.com, www.wareforce.com, www.sarcom.com and www.onsale.com). Customer product orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to the impact of the SARCOM acquisition on our performance in future periods, future sales, future gross margins, and future operating profit or future operating profit margins. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to consumer, commercial and public sector sales including, but not limited to, potential decreases in sales resulting from the loss of customers and/or a downturn in the economy; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our recent acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; litigation by or against us; availability of financing, including availability under our existing credit lines; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part II of our Form 10-Q for the quarterly period ended September 30, 2007, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$408,007	$295,308	$1,215,433	$1,005,820
Cost of goods sold	360,092	261,369	1,067,595	881,902
Gross profit	47,915	33,939	147,838	123,918
Selling, general and administrative expenses	39,205	30,161	123,520	113,500
Operating profit	8,710	3,778	24,318	10,418
Interest expense, net	1,501	1,028	4,031	3,940
Income before income taxes	7,209	2,750	20,287	6,478
Income tax expense	2,611	1,042	7,844	2,522
Net income	$4,598	$1,708	$12,443	$3,956

Basic and Diluted Earnings Per Common Share
Basic	$0.34	$0.14	$0.98	$0.33
Diluted	0.32	0.13	0.90	0.31

Weighted average number of common shares outstanding:
Basic	13,371	12,271	12,667	12,052
Diluted	14,370	13,185	13,767	12,908

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$6,623	$5,836
Accounts receivable, net of allowances of $4,653 and $4,630	159,362	114,184
Inventories, net	64,515	51,268
Prepaid expenses and other current assets	9,233	8,497
Deferred income taxes	5,813	4,594
Total current assets	245,546	184,379
Property and equipment, net	8,958	8,055
Deferred income taxes	7,625	6,248
Goodwill	22,015	3,525
Intangible assets, net	12,024	931
Other assets	1,182	429
Total assets	$297,350	$203,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110,786	$75,837
Accrued expenses and other current liabilities	29,149	20,215
Deferred revenue	12,563	11,964
Line of credit	53,893	32,477
Note payable – current	775	500
Total current liabilities	207,166	140,993
Note payable and other long-term liabilities	4,644	1,750
Total liabilities	211,810	142,743
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,676,765 and 12,648,720 shares issued; and 13,260,087 and 12,354,520 shares outstanding, respectively	14	13
Additional paid-in capital	100,543	87,465
Treasury stock, at cost: 416,678 shares and 294,200 shares, respectively	(1,015)	(1,015)
Accumulated other comprehensive income	(565)	241
Accumulated deficit	(13,437)	(25,880)
Total stockholders’ equity	85,540	60,824
Total liabilities and stockholders’ equity	$297,350	$203,567